As filed with the United States Securities and Exchange Commission on November 7, 2022

Registration Nos. 333-264007

333-258690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8

Registration Statement No. 333-264007 and

Form S-8

Registration Statement No. 333-258690

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ironSource Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

121 Menachem Begin Street

Tel Aviv 6701203, Israel

+ 972-747990001

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ironSource Ltd. 2013 Share Incentive Plan

ironSource Ltd. 2021 Share Incentive Plan

ironSource Ltd. 2021 Employee Share Purchase Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua G. Kiernan Michael J. Rosenberg Irina Yevmenenko Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom (+44) (20) 7710-1000	Dan Shamgar Talya Gerstler Jonathan M. Nathan Elad Ziv Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, Israel 5250608 +972-3-610-3100	Nora Go Unity Software Inc. 30 3rd Street San Francisco, CA, 94103 (415) 539-3162	David P. Slotkin Emily K. Beers Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 Tel: (202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of ironSource Ltd., a company organized under the laws of the State of Israel (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (“SEC”), pertaining to the registration of the issuance of Class A ordinary shares, no par value (the “Class A ordinary shares”), of the Registrant and Class B ordinary shares, no par value (the “Class B ordinary shares” and together with the Class A ordinary shares, the “Ordinary Shares”), of the Registrant offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Ordinary Shares Registered (#)
333- 264007	March 31, 2022	ironSource Ltd. 2021 Share Incentive Plan ironSource Ltd. 2021 Employee Share Purchase Plan	62,161,951
333-258690	August 10, 2021	ironSource Ltd. 2013 Share Incentive Plan ironSource Ltd. 2021 Share Incentive Plan ironSource Ltd. 2021 Employee Share Purchase Plan	207,880,933

Pursuant to the Agreement and Plan of Merger, dated as of July 13, 2022, by and among the Registrant, Unity Software Inc. (“Unity”) and Ursa Aroma Merger Subsidiary Ltd., a direct wholly owned subsidiary of Unity (“Merger Sub”), on November 7, 2022, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company in the Merger and a wholly owned subsidiary of Unity (the “Merger”) and each outstanding Ordinary Share was converted into the right to receive 0.1089 of a share of common stock, par value $0.000005 per share, of Unity (“Common Stock”), rounded up or down to the nearest whole share for any fractional shares of Common Stock resulting from the calculation.

In connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant pursuant to Item 512(a)(3) of Regulation S-K to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 7th day of November, 2022.

IRONSOURCE LTD.

By:	/s/ Tomer Bar-Zeev
Name:	Tomer Bar-Zeev
Title:	Chief Executive Officer

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.